                                                                    Exhibit 9(c)

                          SUB-ADMINISTRATION AGREEMENT

                  AGREEMENT, made as of this 1st day of October, 1996, by and between FAHNESTOCK & CO. INC., a New York corporation ("Fahnestock") and FEDERATED ADMINISTRATIVE SERVICES, a Delaware business trust ("FAS").

                  WHEREAS, Fahnestock serves as Administrator and Distributor to various entities registered as open-end management investment companies under the Investment Company Act of 1940, as amended (the "Act"); and

                  WHEREAS, Fahnestock desires to retain FAS to assist in rendering administrative services to such investment companies and/or such separate and distinct portfolio or portfolios as may from time to time be created and designated thereby, each of which is listed in Schedule A hereto (each a "Fund" and, collectively, the "Funds"), and FAS is willing to render such services on the terms hereinafter set forth;

                  NOW, THEREFORE, this Agreement

                                   WITNESSETH:

                  In consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

                  1. Appointment. Fahnestock hereby appoints FAS to act as its Sub-Administrator in respect of the Funds for the period and on the terms set forth in this Agreement. FAS accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

                  2. Duties as Sub-Administrator. FAS shall, on a continuous basis, furnish Fahnestock with such administrative services with respect to the Funds as set forth on Schedule B to this Agreement, or such additional services as agreed to from time to time, in writing, by Fahnestock and FAS. It is understood by the parties: (a) that counsel to the Funds (currently, Faith Colish, P.C.) provides legal and corporate secretarial services to the Funds; and (b) that the responsibilities of FAS are limited solely to the services specifically listed on Schedule B hereto.

                  3. Allocation of Expenses. Except as herein otherwise provided, FAS shall bear all expenses in connection with the performance of its services under this Agreement.

                  FAS shall not be required to pay, and Fahnestock and/or each respective Fund, as applicable, shall assume and pay, any of the following expenses incurred by the Funds, or in connection with the administration of the Funds: shareholder servicing expenses; costs of preparing, printing and mailing stock certificates, prospectuses, sales literature, proxies, reports and notices; interest on borrowed money; taxes and fees payable to Federal, state and other governmental agencies; fees of Trustees of the Funds; outside auditing and legal expenses; postage and courier expenses; travel expenses; insurance premiums; trade association dues; or other expenses not specified in this Article 3 which may be properly payable by a Fund and/or Fahnestock, as applicable.

                  4.       Compensation of FAS.

                  (a) For the services to be rendered and the payments to be made by FAS, as provided in Articles 2 and 3 hereof, FAS shall receive from Fahnestock an annual fee, payable monthly, computed as specified in Schedule A hereto. It is expressly understood and agreed that such fee shall be paid solely by Fahnestock and, except as expressly provided in Article 3 hereof, no Fund shall incur any liability or obligation by reason of this Agreement.

                  (b) Fee Accrual and Payment. Remuneration under this Agreement shall begin to accrue on the date hereof. The fee for the previous calendar month shall be paid in a timely manner, provided that in the event this Agreement is terminated as of a date other than the last day of a calendar month, the fee shall be computed pursuant to paragraph (c) of this Article 4 and paid on the effective date of such termination.

                  (c) Proration. If this Agreement commences on any date other than the first day of a calendar month, the fee payable with respect to such initial fractional calendar month shall be prorated according to the proportion that such period bears to the full calendar monthly period.

                  5.       Limitation of Liability.

                  (a) FAS shall not be liable for any error of judgment or mistake of law or for any loss suffered by Fahnestock, a Fund, or a Fund's Trustees in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of such obligations and duties, or by reason of a reckless disregard thereof.

                  (b) FAS, and the companies controlling, controlled by, and under common control with FAS, shall be kept indemnified and held harmless by Fahnestock and be without liability for any action taken or thing done by them: (i) in reliance on any information concerning the Funds furnished by Fahnestock or its agent(s); and (ii) in performing the sub-administrative services in accordance with the above standards.

                  6. Duration and Termination. The initial term of this Agreement shall commence on the date hereof, and extend for a period of three years. Thereafter, this Agreement shall be automatically renewed each year for an additional term of one year, unless notice of termination has been delivered by either party to the other no less than six months before the beginning of any such additional term. Notwithstanding the foregoing, this Agreement may be terminated by FAS upon sixty days' written notice to Fahnestock.

                  7. Representations and Warranties. Fahnestock and FAS each hereby represents and warrants to the other that it has all requisite authority to enter into, execute, deliver, and perform its obligations under this Agreement and that, with respect to it, this Agreement is legal, valid, and binding and enforceable in accordance with its terms.

                  8. Non-Exclusivity. The services of FAS to Fahnestock and/or the Funds hereunder are not to be deemed exclusive and FAS shall be free to render similar or other services to others.

                  9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of law principles thereof.

                  10. Notices. Any notice required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, to Fahnestock & Co. Inc., 110 Wall Street, New York, New York 10005, Attention: Albert Lowenthal (if such notice is given by FAS), or to Federated Administrative Services, Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779, Attention: Ronald M. Petnuch.

                  11. Amendments. This Agreement or any of the schedules attached hereto may be amended upon written agreement between the parties. Any such amendments shall be signed by both Fahnestock and FAS.

                  IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers thereunto duly authorized as of the day and year first above written.

ATTEST:                                            FAHNESTOCK & CO. INC.

/s/ Teresa Cafaro                                   /s/ Albert G. Lowenthal
-----------------------------                      -----------------------------
                                                   By: Albert G. Lowenthal
                                                   Title: Chairman and CEO

ATTEST:                                            FEDERATED ADMINISTRATIVE
                                                   SERVICES

/s/ C. Todd Gibson                                  /s/ Ronald M. Petnuch
-----------------------------                      -----------------------------
                                                   By: Ronald M. Petnuch
                                                   Title: Senior Vice President

                   Schedule A to Sub-Administration Agreement
                           List of Funds/Fee Schedule

-------------------------------------------------------------------------------------------------
                        Fund                                           Fee
-------------------------------------------------------------------------------------------------
The Fahnestock Funds                                   MAX. ADMIN.           AVERAGE DAILY
Hudson Capital Appreciation                               FEE                NET ASSETS OF
 Fund                                                                        THE FUND

                                                       .15%             on the first $250 million
                                                       .125%            on the next $250 million
                                                       .100             on the next $250 million
                                                       .075             on assets in excess of
                                                                        $750 million

                                                       MINIMUM FEE (PER FUND)=$75,000

---------------------------------------------------------------------------------------------------

                   Schedule B to Sub-Administration Agreement
                         List of Administrative Services

FINANCIAL REPORTING AND ADMINISTRATION

         Review transfer agent's monthly reports for compliance with fund asset diversification requirements and Subchapter M.

         Coordinate Annual and Semi-Annual Reports: (a) Gather financial information for the Fund audit and prepare schedules and summary sheet for audit; (b) draft (and review) financial statements excluding portfolio holdings list prepared by Fahnestock; and (c) put the portfolio holdings list into a financial statement format and reconcile to the adjusted trial balance.

         Provide quarterly schedules on capital share activity and average net assets for the quarter to Fahnestock.

         Prepare annual fund budget (i.e., fund expense projections) and periodically review fund expenses.

         Calculate investment advisory fee and arrange for payment with Fund's custodian/transfer agent.

         Coordinate with auditors calculation of required dividends and distributions to shareholders.

         Calculate sub-administration fee and arrange for payment with Fund's custodian/transfer agent.

         Coordinate payment of dividends and distributions with transfer agent.

         Monitor the Fund for wash sales: Monitor quarterly reports from transfer agent.

         LEGAL ADMINISTRATION

         Review corporate calendar prepared by fund counsel.

         Circulate Fund contracts for execution, including investment advisory contract, sub-administration contract, transfer agency contract, and custodian contract, and respective exhibits thereto.

         Review drafts of agendas and minutes for Board of Trustees meetings.

         Maintain minute books.

         Review SEC filing calendar with counsel.

         Review N-1A filings with counsel and auditors.

         Review 24f-2 and 24e-2 filings.

         Review and transmit Form N-SAR to SEC via EDGAR.

         Review proxy statements.

         Review of Annual and Semi-Annual Reports of the Fund.

         Assist in negotiation of contracts with suppliers including printers.